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                                                                     EXHIBIT 3.5

                           CERTIFICATE OF AMENDMENT OF
             CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS OF
                     SERIES C CONVERTIBLE PREFERRED STOCK OF
                           MOLECULAR DIAGNOSTICS, INC.
                         (PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW)

          MOLECULAR DIAGNOSTICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST, that the Certificate of Designation be amended by deleting in its entirety paragraph A of Article Sixth and substituting in lieu thereof the following:

         Each share of the Series C Preferred Stock shall be convertible, at the option of the respective holders thereof, at any time after April 1, 2002, at the office of any transfer agent for the Series C Preferred Stock, or if there is none, then at the office of the transfer agent for the Common Stock, or if there is no such transfer agent, at the principal executive office of the Company, into that number of shares of Common Stock of the Company equal to the Stated Value divided by the conversion price in effect at the time of conversion (the "Conversion Price"). The Conversion Price shall be equal to eighty-five percent (85%) of the twenty (20) day average market price per share of Common Stock, as calculated in accordance with Section 6(G)(ii) below, immediately prior to the conversion notice but in no event shall the Conversion Price be less than $0.75 and no greater than $1.50, subject to antidilution adjustments. The number of shares of Common Stock into which each share of Series C Preferred Stock is convertible is hereinafter collectively referred to as the "Conversion Rate."

         SECOND, that this amendment to the Certificate of Designation was duly adopted in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.


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          IN WITNESS WHEREOF, MOLECULAR DIAGNOSTICS, INC. has caused this
Certificate to be executed by Leonard R. Prange of the Corporation this 11th day of October, 2001.

                                        MOLECULAR DIAGNOSTICS, INC.


                                        By: /S/ LEONARD R. PRANGE
                                            ------------------------------------
                                            Leonard R. Prange
                                            President